Exhibit (a)(14)

SMITH BARNEY MONEY FUNDS, INC.

ARTICLES SUPPLEMENTARY

SMITH BARNEY MONEY FUNDS, INC., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (“Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority of the Board of Directors of the Corporation (“Board of Directors”) under the charter of the Corporation (“Charter”), the Board of Directors, at a meeting duly convened and held, adopted resolutions reclassifying and designating one half of the authorized but unissued Class Z shares of the Cash Portfolio into Class C shares of the Cash Portfolio, having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of a class of the Cash Portfolio.

SECOND: Pursuant to the authority of the Board of Directors under the Charter, the Board of Directors, at a meeting duly convened and held, adopted resolutions reclassifying and designating one half of the authorized but unissued Class Z shares of the Cash Portfolio into Class B shares of the Cash Portfolio, having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of a class of the Cash Portfolio.

THIRD: After giving effect to the reclassification of shares herein provided, the Cash Portfolio is divided into four classes of shares, designated as Class A, Class B, Class C and Class I, and each consisting, until further changed, of the lesser of (x) 55,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of Common Stock of the Cash Portfolio less the total number of shares of all other classes of Common Stock of the Cash Portfolio then issued and outstanding.

FOURTH: These Articles Supplementary to the Charter of the Corporation shall become effective at 8:01 a.m. on March 16, 2007.

FIFTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles Supplementary with respect to authorization and approval are true in all material respects and that this statement is made under penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Assistant Secretary this 15th day of March, 2007.

ATTEST:		SMITH BARNEY MONEY FUNDS, INC.

By:	/s/ Thomas C. Mandia	By:	/s/ R. Jay Gerken
	Thomas C. Mandia		R. Jay Gerken
	Assistant Secretary		Chairman, President and Chief
Executive Officer